Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of (i) our report dated November 16, 2007 relating to the financial statements of the Underlying Properties and (ii) our report dated November 16, 2007 relating to the statement of assets and trust corpus of Whiting USA Trust I, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Denver, Colorado
November 19, 2007